Filed under Rule 424(b)(2), Registration Statement No. 333-180488 Preliminary Pricing Supplement No. 19 - Dated Monday, April 20, 2015 (To Prospectus Dated February 24, 2015)
CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
06050WGV1	[]	100.000%	2.600%	[]	Fixed	3.250% (Per Annum)	Semi-Annual	04/15/2031	10/15/2015	$14.90	Yes	Senior Unsecured Notes
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC   Agents: Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Wells Fargo Advisors, LLC

Bank of America

Offering Dates: Monday, April 20, 2015 through Monday, April 27, 2015

Trade Date: Monday, April 27, 2015 @ 12:00 PM ET

Settlement Date: Thursday, April 30, 2015

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book-Entry only

DTC Number 0235 via RBC Dain Rauscher Inc.

												Bank of America InterNotes Prospectus Dated 2-24-15

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

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